July 27, 2026

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re:	SemiLEDs Corp. CIK Number: 0001333822

Dear Commissioners:

We have read Form 8-K dated July 27, 2026 of SemiLEDs Corp. (“Registrant”) and are in agreement with the statements contained therein as it pertains to our firm; we are not in a position to agree or disagree with other statements of Registrant contained therein.

Very truly yours,

/s/ YCM CPA INC.
Irvine, California